Exhibit(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No 333-245058 on Form N-2 of our report dated December 21, 2020, relating to the financial statements and financial highlights of Reaves Income Utility Fund (the “Fund”) appearing in the Annual Report on Form N-CSR for the year ended October 31, 2020 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is incorporated by reference in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

June 18, 2021